FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
July 1, 2009	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports Class Action Complaint Dismissed

Salt Lake City, July 1, 2009 – FX Energy, Inc. (NASDAQ: FXEN) reported today that the class action lawsuit which was filed in November 2007 against FX Energy and certain officers and directors of the Company has been dismissed. On June 26, 2009, the court granted FX Energy’s motion to dismiss for failure to state a claim.

“This case is a reminder that we have a long way to go to stop the frivolous litigation that burdens U.S. business,” said David Pierce, president of FX Energy. “The Private Securities Litigation Reform Act of 1995 was adopted to curb the ‘abusive practices committed in private securities litigation’ including ‘the routine filing of lawsuits against issuers of securities and others whenever there is a significant change in an issuer’s stock price, without regard to any underlying culpability of the issuer and with only faint hope that the discovery process might lead eventually to some plausible cause of action.’ The case just dismissed was exactly the kind of case this law was intended to curb. I only wish the law could be strengthened to prevent such cases, rather than curb them.”

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the U.S. and Poland. The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Market under the symbol FXEN. Website www.fxenergy.com

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com